EXHIBIT 10.2

SECOND AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

This is the Second Amendment (the “Second Amendment”) to the Employment Agreement (the “Agreement”), effective May 3, 2007, between Crown Holdings, Inc., (the “Company”), and Timothy J. Donahue (the “Executive”).

WHEREAS, the Executive has been promoted to the position of Chief Financial Officer and the Company desires to assure itself of the continued employment of the Executive with the Company.

NOW THEREFORE, in accordance with Section 11 of the Agreement and in consideration of the promises and the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1. Section 2 of the Agreement is hereby amended in its entirety to read as follows:

“Position and Duties.  The Company agrees to continue to employ the Executive and the Executive hereby agrees to continue to be employed by the Company, upon the terms, conditions and limitations set forth in this Agreement.  The Executive shall serve as the Company’s Chief Financial Officer, with the customary duties, authorities and responsibility of such position of a publicly-traded corporation and such other duties, authorities and responsibility (a) as have been agreed upon by the Company and the Executive or (b) as may from time to time be delegated to the Executive by the Board, the Chairman of the Board, the Vice Chairman of the Board, the Company’s Chief Executive Officer or any other executive to whom the Executive reports as are consistent with such position.  The Executive agrees to perform the duties and responsibilities called for hereunder to the best of his ability and to devote his full time, energies and skills to such duties, with the understanding that he may participate in charitable and similar activities and may have business interests in passive investments which may, from time to time, require portions of his time, but such activities shall be done in a manner consistent with his obligations hereunder.”

2. Section 4.1 of the Agreement is hereby amended in its entirety to read as follows:

“Base Salary.  The Company shall pay to the Executive for the performance of his duties under this Agreement a base salary of $505,000 per year (the “Base Salary”), payable in accordance with the Company’s normal payroll practices.  Thereafter, the rate of the Executive’s Base Salary will be reviewed and adjusted as appropriate in accordance with the Company’s regular compensation review practices.  Effective as of the date of any such increase, the Base Salary so increased shall be considered the new Base Salary for all purposes of this Agreement.”

Other than as modified by this Second Amendment, the Agreement is ratified and affirmed in all respects, and shall remain in full force and effect subject to the terms thereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amendment effective as of December 11, 2008.

Crown Holdings, Inc.

/s/ John W. Conway

Executive

/s/ Timothy J. Donahue

Timothy J. Donahue